EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Neoware, Inc:
We consent to the use of our reports dated September 13, 2006, with respect to the consolidated balance sheets of Neoware, Inc. and subsidiaries as of June 30, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended June 30, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2006 and the effectiveness of internal control over financial reporting as of June 30, 2006 which reports appear in the June 30, 2006 Annual Report on Form 10-K of Neoware, Inc., incorporated herein by reference. Our report refers to the adoption of SFAS No. 123R “Share-Based Payment,” on July 1, 2005.

/s/ KPMG LLP KPMG LLP

Philadelphia, PA
May 18, 2007

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